FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
FILE NO. 333-177891-03

THIS FREE WRITING PROSPECTUS, DATED JANUARY 25, 2013, MAY BE AMENDED OR
COMPLETED PRIOR TO TIME OF SALE.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-177891) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-866-884-2071 (8 a.m. – 5 p.m. EST) or by emailing rbscmbs@rbs.com.

SUPPLEMENT TO FREE WRITING PROSPECTUS AND STRUCTURAL AND COLLATERAL
TERM SHEET, EACH DATED JANUARY 18, 2013

$1,436,326,346
(Approximate Aggregate Cut-off Date Balance of Mortgage Pool)

$1,292,693,000
(Approximate Aggregate Principal Balance of Offered Certificates)

WFRBS Commercial Mortgage Trust 2013-C11
as Issuing Entity

RBS Commercial Funding Inc.
as Depositor

Wells Fargo Bank, National Association
The Royal Bank of Scotland
C-III Commercial Mortgage LLC
Liberty Island Group I LLC
Basis Real Estate Capital II, LLC
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates
Series 2013-C11

January 25, 2013

RBS Co-Lead Manager and Co-Bookrunner		WELLS FARGO SECURITIES Co-Lead Manager and Co-Bookrunner

Citigroup Co-Manager

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

The offered certificates referred to in these materials and the asset pool backing them are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. Prospective investors should understand that, when considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class of certificates has been priced and the underwriters have confirmed the allocation of certificates to be made to investors; any “indications of interest” expressed by any prospective investor, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for such prospective investors, on the one hand, or the underwriters, the depositor or any of their respective agents or affiliates, on the other hand.

As a result of the foregoing, a prospective investor may commit to purchase certificates that have characteristics that may change, and each prospective investor is advised that all or a portion of the certificates referred to in these materials may be issued that differ from the characteristics described in these materials. The underwriters’ obligation to sell certificates to any prospective investor is conditioned on the certificates and the transaction having the characteristics described in these materials. If the underwriters determine that a condition is not satisfied in any material respect, such prospective investor will be notified, and neither the depositor nor the underwriters will have any obligation to such prospective investor to deliver any portion of the offered certificates which such prospective investor has committed to purchase, and there will be no liability between the underwriters, the depositor or any of their respective agents or affiliates, on the one hand, and such prospective investor, on the other hand, as a consequence of the non-delivery.

Each prospective investor has requested that the underwriters provide to such prospective investor information in connection with such prospective investor’s consideration of the purchase of the certificates described in these materials. These materials are being provided to each prospective investor for informative purposes only in response to such prospective investor’s specific request. The underwriters described in these materials may from time to time perform investment banking services for, or solicit investment banking business from, any company named in these materials. The underwriters and/or their affiliates or respective employees may from time to time have a long or short position in any security or contract discussed in these materials.

The information contained herein supersedes any previous such information delivered to any prospective investor and will be superseded by information delivered to such prospective investor prior to the time of sale.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, any email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C11
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2013-C11

 This free writing prospectus dated January 25, 2013 (this “Supplement”) clarifies, updates or adds the following information as it relates to the free writing prospectus dated January 18, 2013 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated January 18, 2013 (the “Term Sheet”).  Terms used in this Supplement and not otherwise defined herein have the meanings assigned to them in the Free Writing Prospectus and the Term Sheet.

 STRUCTURAL UPDATE

1.   Class A-4 and Class A-5 Certificates.

The principal balance of the class A-4 certificates will be reduced to $100,000,000.  A new class of certificates, the class A-5 certificates, with an initial principal balance of $417,757,000 will be publicly offered, which will receive payments and be allocated losses as described below.  After giving effect to the addition of the class A-5 certificates, the issuing entity will issue seventeen (17) classes of commercial mortgage pass-through certificates, and the aggregate certificate principal balance of certificates offered by the Free Writing Prospectus will remain $1,292,693,000.

The pass-through rates for the class A-4 and class A-5 certificates in each case will be one of the following:  (i) a fixed rate per annum, (ii) the weighted average of the net mortgage interest rates of the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates of the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage.

Distributions of interest will be distributed among the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class X-A and class X-B certificates on a pro rata basis in accordance with their respective interest entitlements.

No principal distributions will be made on the class A-5 certificates on any distribution date until the certificate principal balance of the class A-SB certificates has been reduced to the related class A-SB planned principal balance for such distribution date as identified on Annex H to the Free Writing Prospectus and the aggregate certificate principal balance of the class A-1, class A-2, class A-3 and A-4 certificates has been reduced to zero.

Any reduction of the principal balances of the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates in connection with Realized Losses and Additional Trust Fund Expenses will be made on a pro rata basis in accordance with the relative sizes of those principal balances at the time of the reduction.

For purposes of allocations of Yield Maintenance Charges and Prepayment Premiums, “YM Group A” shall include the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class A-S and class X-A certificates.

The Assumed Final Distribution Date for the class A-5 certificates is January 2023.  The Rated Final Distribution Date for the class A-5 certificates is March 2045.

The Certificate Principal to Value Ratio for the class A-5 certificates will be 42.0%.  The Certificate Principal to Value Ratio for the class A-5 certificates is calculated by dividing the aggregate principal balance of the class A-1, A-2, A-3, A-4, A-5 and A-SB certificates by such aggregate appraised value (excluding, with respect to each of the Republic Plaza, Concord Mills and One South Wacker Drive loan combinations, a pro rata portion of the related appraised value allocated to the related pari passu companion loan based on its cut-off date principal balance). However, excess mortgaged property value associated with a mortgage loan will not be available to offset losses on any other mortgage loan (unless such mortgage loans are cross-collateralized and the cross-collateralization remains in effect).

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Certificate Principal U/W NOI Debt Yield for the class A-5 certificates will be 15.8%.  The Underwritten NOI Debt Yield for the class A-5 certificates is calculated by dividing such mortgage pool underwritten net operating income (which excludes, with respect to each of the Republic Plaza, Concord Mills and One South Wacker Drive loan combinations, a pro rata portion of the related underwritten net operating income allocated to the related pari passu companion loan based on its cut-off date principal balance) by the aggregate principal balance of the class A-1, A-2, A-3, A-4, A-5 and A-SB certificates. However, cash flow from each mortgaged property supports only the related mortgage loan and will not be available to support any other mortgage loan (unless such mortgage loans are cross-collateralized and the cross-collateralization remains in effect).

2.  Updated Dec Tables.

Percentages of the Initial Certificate Principal Balance of
the Class A-4 Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance, yield maintenance —
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2014	100%	100%	100%	100%	100%
February 2015	100%	100%	100%	100%	100%
February 2016	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.76	9.67	9.57	9.48	9.26

Percentages of the Initial Certificate Principal Balance of
the Class A-5 Certificates Outstanding at the Specified CPRs

0% CPR during lockout, defeasance, yield maintenance —
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
February 2014	100%	100%	100%	100%	100%
February 2015	100%	100%	100%	100%	100%
February 2016	100%	100%	100%	100%	100%
February 2017	100%	100%	100%	100%	100%
February 2018	100%	100%	100%	100%	100%
February 2019	100%	100%	100%	100%	100%
February 2020	100%	100%	100%	100%	100%
February 2021	100%	100%	100%	100%	100%
February 2022	100%	100%	100%	100%	100%
February 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.86	9.85	9.82	9.78	9.56

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

3.           Revised Issue Characteristics.

Class	Approx. Initial Principal Balance or Notional Amount(1)		Approx. Initial Credit Support(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Weighted Average Life (Years)(2)	Expected Principal Window(2)	Expected Ratings (Fitch/KBRA/S&P)(3)
Offered Certificates
A-1	$65,123,000		30.000%	[__]%	[____](4)	2.75	3/2013 - 11/2017	AAA(sf)/AAA(sf)/AAA(sf)
A-2	$278,494,000		30.000%	[__]%	[____](4)	4.88	11/2017 - 2/2018	AAA(sf)/AAA(sf)/AAA(sf)
A-3	$46,800,000		30.000%	[__]%	[____](4)	6.93	1/2020 - 1/2020	AAA(sf)/AAA(sf)/AAA(sf)
A-4	$100,000,000		30.000%	[__]%	[____](4)	9.76	11/2022 - 11/2022	AAA(sf)/AAA(sf)/AAA(sf)
A-5	$417,757,000		30.000%	[__]%	[____](4)	9.86	11/2022 - 1/2023	AAA(sf)/AAA(sf)/AAA(sf)
A-SB	$97,254,000		30.000%	[__]%	[____](4)	7.50	2/2018 - 11/2022	AAA(sf)/AAA(sf)/AAA(sf)
A-S	$134,656,000		20.625%	[__]%	[____](4)	9.93	1/2023 - 1/2023	AAA(sf)/AAA(sf)/AAA(sf)
B	$93,361,000		14.125%	[__]%	[____](4)	9.93	1/2023 - 1/2023	AA-(sf)/AA-(sf)/AA-(sf)
C	$59,248,000		10.000%	[__]%	[____](4)	9.93	1/2023 - 1/2023	A-(sf)/A-(sf)/A-(sf)
Non-Offered Certificates
X-A	$1,140,084,000	(5)	N/A	[__]%	Variable(6)	N/A	N/A	AAA(sf)/AAA(sf)/AAA(sf)
X-B	$152,609,000	(7)	N/A	[__]%	Variable(8)	N/A	N/A	A-(sf)/AAA(sf)/A-(sf)
D	$46,681,000		6.750%	[__]%	[____](4)	9.93	1/2023 - 1/2023	BBB-(sf)/BBB-(sf)/BBB-(sf)
E	$32,317,000		4.500%	[__]%	[____](4)	9.93	1/2023 - 1/2023	BB(sf)/BB(sf)/BB(sf)
F	$25,136,000		2.750%	[__]%	[____](4)	9.97	1/2023 - 2/2023	B(sf)/B(sf)/B+(sf)
G	$39,499,346		0.000%	[__]%	[____](4)	10.01	2/2023 - 2/2023	NR/NR/NR
V(9)	N/A		N/A	N/A	N/A	N/A	N/A	NR/NR/NR
R(10)	N/A		N/A	N/A	N/A	N/A	N/A	NR/NR/NR

(1)
The certificate principal balances and notional amounts set forth in the table are approximate.  The actual initial certificate principal balances and notional amounts may be larger or smaller depending on the aggregate cut-off date principal balance of the mortgage loans definitively included in the pool of mortgage loans, which aggregate cut-off date principal balance may be as much as 5% larger or smaller than the amount presented in the Free Writing Prospectus.  The approximate initial credit support with respect to the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates represents the approximate credit enhancement for the class A-1, class A-2, class A-3, class A-4, class A-5 and class A-SB certificates in the aggregate.

(2)	Calculated based on a 0% CPR and the structuring assumptions described in Annex D to the Free Writing Prospectus.

(3)
The expected ratings presented are those of Fitch, Inc., Kroll Bond Rating Agency Inc. and Standard & Poor’s Ratings Services, which the depositor hired to rate the offered certificates.  One or more other nationally recognized statistical rating organizations, as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, that were not hired by the depositor may use information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise to rate or provide market reports and/or published commentary related to the offered certificates.  We cannot assure you as to what ratings a non-hired nationally recognized statistical rating organization would assign or that its reports will not express differing, possibly negative, views of the mortgage loans and/or the offered certificates.  See “Risk Factors—Risks Related to the Offered Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings” in the Free Writing Prospectus and “Ratings” in the prospectus attached thereto.  To the extent described in the Free Writing Prospectus, the ratings of each class of offered certificates address the likelihood of the timely distribution of interest and the ultimate distribution of principal due on that class on or before the date set forth in the table on the cover as the “Rated Final Distribution Date”.  See “Ratings” in the Free Writing Prospectus and “Ratings” in the prospectus attached thereto.

(4)
The pass-through rates for the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB, class A-S, class B, class C, class D, class E, class F and class G certificates, in each case, will be one of the following:  (i) a fixed rate per annum, (ii) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(5)
The class X-A certificates are notional amount certificates.  The notional amount of the class X-A certificates will be equal to the aggregate certificate principal balance of the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB and class A-S certificates outstanding from time to time.  The class X-A certificates will not entitle their holders to distributions of principal.

(6)
The pass-through rate for the class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the class A-1, class A-2, class A-3, class A-4, class A-5, class A-SB and class A-S certificates for the related distribution date, weighted on the basis of their respective aggregate certificate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(7)
The class X-B certificates are notional amount certificates.  The notional amount of the class X-B certificates will be equal to the aggregate certificate principal balance of the class B and class C certificates outstanding from time to time.  The class X-B certificates will not entitle their holders to distributions of principal.

(8)
The pass-through rate for the class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the class B and class C certificates for the related distribution date, weighted on the basis of their respective aggregate certificate principal balances outstanding immediately prior to that distribution date.  For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)
The class V certificates will not have a certificate principal balance, notional amount, pass-through rate, rating or rated final distribution date.  The class V certificates will only be entitled to distributions of excess interest accrued on the mortgage loans with an anticipated repayment date.  See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in the Free Writing Prospectus.

(10)
The class R certificates will not have a certificate principal balance, notional amount, pass-through rate, rated final distribution date or rating.  The class R certificates represent the residual interest in each REMIC as further described in the Free Writing Prospectus.  The class R certificates will not entitle their holders to distributions of principal or interest.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

4.           Price/Yield Tables.

Pre-Tax Yield to Maturity (CBE)
for the Class A-5 Certificates
at the Specified CPRs

0% CPR During Lockout, Defeasance, Yield Maintenance
— otherwise at indicated CPR

Prepayment Assumptions (CPR)
Assumed Price (32nds) (excluding accrued interest)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
	[__]%	[__]%	[__]%	[__]%	[__]%
	[__]%	[__]%	[__]%	[__]%	[__]%
	[__]%	[__]%	[__]%	[__]%	[__]%
	[__]%	[__]%	[__]%	[__]%	[__]%
	[__]%	[__]%	[__]%	[__]%	[__]%
	[__]%	[__]%	[__]%	[__]%	[__]%
	[__]%	[__]%	[__]%	[__]%	[__]%

5.           Tax, ERISA and Legal Investment.

The tax, ERISA and legal investment characteristics of the class A-5 certificates will be the same as that of the class A-4 certificates, as described in the Free Writing Prospectus.  See “MATERIAL FEDERAL INCOME TAX CONSEQUENCES,” “STATE AND LOCAL TAX CONSIDERATIONS,” “ERISA CONSIDERATIONS” and “LEGAL INVESTMENT” in the Free Writing Prospectus.

THE INFORMATION IN THIS SUPPLEMENT IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.